Exhibit 5.1

To G. Willi-Food International Ltd.. 4 Nahal Harif St. Yavne, Israel	25 July 2022 Ref: 2763\44\17

Re: Registration on Form S-8

Ladies and Gentlemen:

We have acted as the Israeli counsel to G. Willi-Food International Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a registration statement on Form S-8 on July 19, 2022 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of 300,000 of the Company’s ordinary shares, NIS 0.10 par value per share (the “Plan Shares”), reserved for future issuance under the 2022 Share Option Plan (the “Plan”).

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company’s (i) Amended Articles of Association, (ii) the Plan, and (iii) resolutions of the Company’s board of directors. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the 300,000 Plan Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Plan, pursuant to agreements with respect to the Plan, and, as the case may be, pursuant to the terms of the awards that may be granted under the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, /s/ Shnitzer Gotlieb, Samet & Co.

Law Office - Gibor Sport Building 35th Floor, Menachem Begin 7 Street, Ramat-Gan 5268102, Israel, T:+972-3-6113000, F:+972-3-6113001, www.sgslaw.co.il, contactus@sgslaw.co.il
Yoav Shnitzer	Ori Gotlieb	Eyal Gotlieb	Daniel Lippmann	Ana Kozlowski	Amit Adamsky
David Gotlieb	Dudu Ben Yaish	Erez Yosef	Natan Lerner	Nir Asraf	Michal Marco
Haim Samet*	Tomer Segal	Liron Ben-Nachum	Alexandra Zohar	On Yorav
Dafna Zinger	Vered Gaifman-Klein	Chen Glick	Hadar Aizman
Nir Milshtein	Pninit Cohen
Nir Sabarov	Yaron Elyasi

*Also a member of the N.Y Bar